Exhibit 10.12

FINANCIAL CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") dated as of August 2nd, 2022, by and between Inspire Veterinary Partners, Inc., a Nevada corporation ("IVP" or the "Company"), and Star Circle Advisory Group, LLC, a Virginia limited liability company ("SCA").

SECTION 1. Engagement; Term.

(a)       IVP hereby retains SCA to perform the services set forth herein on a non-exclusive basis. SCA hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of its ability.

(b) The engagement described herein shall commence on the date hereof and, unless earlier terminated as described herein, shall continue until August 1st, 2024 (such period, the "Term"); provided, that the Term may be extended in accordance with Section 3(d) hereof.

(c)       This Agreement may be terminated prior to the expiration of the Term

(i)	immediately, upon mutual agreement of the parties; or
(ii)	by either party, subject to Section 3 hereof, upon [30 days] written notice to the other.

SECTION 2. Services & Compensation. SCA, having previously arranged for an Initial Public

Offering ("IPO") and bridge funding for the Company, and having provided financial consulting services, shall continue to serve as Financial Consultant to the Company for a monthly fee of Thirty-Three Thousand dollars ($33,000), payable monthly.

SECTION 3. Expenses. SCA shall bear its own ordinary office and personnel expenses for services performed hereunder, provided that in the event certain extraordinary expenses arise (e.g., air travel and lodging, filing fees for the benefit of IVP), SCA shall notify IVP and request prior written permission before incurring any expense and IVP shall reimburse SCA thereof upon the submission of receipts or other reasonable documentation of the expense.

SECTION 4. Entire Agreement; Modification. This Agreement and the schedules hereto contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

SECTION 5. Remedies For Breach. SCA and Company mutually agree that any breach of this Agreement by SCA or the Company may cause irreparable damage to the other party and/or their affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party's obligations under such Sections.

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SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard for the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the parties have hereunto set their hand and seal as of the day and year first above written.

INSPIRE VETERINARY PARTNERS, INC.

By:	/s/ Kimball Carr
	Name:	Kimball Carr
	Title:	Chief Executive Officer
	Address:	2324 Valle Rio Way
Virginia Beach, VA 23456

STAR CIRCLE ADVISORY GROUP, LLC

By:	/s/ Richard S.Marten
	Name:	Richard S. Marten
	Title:	Managing Member
	Address:	384 Grand Street - Suite 1B
New York, NY 10002

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